Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post–Effective Amendment No. 76 to the Registration Statement on Form N–1A of Fidelity Concord Street Trust: Spartan 500 Index Fund, Spartan Extended Market Index Fund, Spartan International Index Fund, and Spartan Total Market Index Fund of our reports dated April 21, 2016 relating to the financial statements and financial highlights included in the February 29, 2016 Annual Report to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the heading “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 27, 2016